Exhibit 5.1

New York	Bracewell & Giuliani LLP
Texas	711 Louisiana Street
Washington, DC	Suite 2300
Kazakhstan	Houston, Texas
London	77002-2770

713.223.2300 Office
713.221.1212 Fax
bgllp.com
June 4, 2007
MetroCorp Bancshares, Inc.
9600 Bellaire Boulevard, Suite 252
Houston, Texas 77036
Ladies and Gentlemen:
We have acted as counsel to MetroCorp Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration and proposed offer and sale of up to 350,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), pursuant to the terms of awards granted under the Company’s 2007 Stock Awards and Incentive Plan (the “Plan”). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.
In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Articles of Incorporation of the Company, as amended; (3) the Bylaws of the Company, as amended; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company; and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In addition, we have assumed that the Registration Statement, and any amendments thereto, have become effective under the Act.
Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company, and when issued and delivered from time to time pursuant to the terms of such awards for the consideration established pursuant to

MetroCorp Bancshares, Inc.
June 4, 2007

the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determination by or pursuant to the authority of the Company’s Board of Directors as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, the Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is based on and is limited to the law of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP